Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRI POINTE HOMES, INC.

ARTICLE I

The name of the corporation is Tri Pointe Homes, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, County of New Castle, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is One Hundred (100) shares, with par value of $0.01 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the Bylaws of the Company (the “Bylaws”).

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

The Company shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any director or officer (and the heirs, executors or administrators of such person) of the Company who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses incurred by such person in connection with any such Proceeding in advance of its final disposition. The rights to indemnification and advancement conferred in this Article VII shall be contract rights and shall become vested by virtue of the director’s or officer’s service at the time when the state of facts giving rise to the claim occurred.

The Company shall have the power to indemnify and hold harmless, to the extent permitted by the Delaware General Corporation Law, or any other applicable law, as the same exists or as may hereafter be amended from time to time, any employee or agent (and the heirs, executors or administrators of such person) of the Company who was or is made or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the Delaware General Corporation Law.

The rights and authority conferred in this Article VII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company, nor, to the fullest extent permitted by the Delaware General Corporation Law, any modification of law, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. Any vested rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the affected director or officer.

ARTICLE VIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.